Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON TO ACQUIRE TIBBETTS INDUSTRIES, INC.

Company Signs Agreement to Purchase a Leader in Miniature Microphone/Receiver

Manufacturing for $4.5 Million

ST. PAUL, Minn. — April 20, 2007 — IntriCon Corporation (AMEX: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature medical and electronics products, today announced it has entered into an agreement to acquire substantially all of the assets (other than real estate) of privately held Tibbetts Industries, Inc., a designer and manufacturer of components used in hearing aids and medical devices. Terms of the deal include a $4.5 million cash purchase price and the assumption of certain liabilities.

Tibbetts, based in Camden, Maine, makes magnetic telecoils and miniature electro-acoustic transducers, including receivers and microphones. Tibbetts also offers products that support technical surveillance by law enforcement and security agencies. The acquisition is expected to be completed in May 2007, subject to Tibbetts’ shareholder approval and other customary closing conditions.

“Our acquisition of Tibbetts will give IntriCon access to key components that go into ear-worn communication devices used in hearing health, medical and professional audio products such as hearing aids, and ear-worn headsets and microphones,” said Mark S. Gorder, president and chief executive officer of IntriCon. “Tibbetts’ microphones and receivers, coupled with IntriCon’s low-power digital signal processing and wireless technology, will allow us to create a series of ear-worn communications platforms that connect people to people and their devices.

“In addition, we gain the ability to manufacture receivers and microphones at lower costs and with faster production times. We’re also expanding the markets we serve with the addition of security products—which fit in well with our miniature/micro-miniature strategic focus,” said Gorder.

Tibbetts has been developing and building miniature electro-acoustic transducers since 1945. Today, the company is an industry-recognized pioneer in the development of miniature transducer and telecoil technology, and has more than 85 employees.

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IntriCon Corporation

April 20, 2007

Tibbetts’ transducer and coil products serve the implantable medical device and professional audio industries. Specifically, they are used in applications such as hearing aids, pacemakers, headsets, telephones for the hard-of-hearing, cell phones, automatic insulin dispensing devices and medical catheters. Approximately 50 percent of the company’s sales are medical- or hearing-health related products.

Tibbetts also offers audio components, assemblies and complete field kits to support technical surveillance by law enforcement and security agencies. The company’s audio surveillance kits include microphones, pre-amplifiers, power supplies and recording devices to meet most covert needs. Additionally, Tibbetts engages in contractual electronics research, development and manufacturing. Tibbetts has a solid reputation for supplying quality products to the securities agencies of the U.S. government since its inception. In 2006, the company generated approximately $7 million in sales.

Said Donald N. Sweet, president of Tibbetts, “We look forward to bringing our more than 60 years of expertise in miniature transducer production to IntriCon. Our well-established record of providing the highest quality standards in hearing aids and medical devices, along with our extensive development experience, will further strengthen IntriCon’s strategic focus.”

Tibbetts’ facilities, all located in Camden, Maine, include a tooling and machine shop, a technical library, various anechoic test chambers and electronics labs. Tibbetts’ management will remain with IntriCon post-acquisition serving in their current roles.

Concluded Gorder, “We’re excited to welcome Tibbetts to the IntriCon family. Their development and manufacturing capabilities provide us with key advantages for designing new products. With our wireless and digital signal processing expertise, and the new markets and opportunities this transaction brings, we feel that we can make further gains and continue to grow our customer base.”

About IntriCon Corporation

Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature medical and electronic products. IntriCon is focused on four key markets: medical, hearing health, professional audio and communications, and electronics. IntriCon has facilities in the United States, Asia and Europe. IntriCon’s common stock trades under the symbol “IIN” on the American Stock Exchange. For more information about IntriCon, visit www.intricon.com.

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IntriCon Corporation

April 20, 2007

About Tibbetts Industries, Inc.

Tibbetts Industries, Inc. was founded in 1945 as a developer and manufacturer of miniature electro-acoustic transducers for the hearing health industry. Tibbetts is recognized as a pioneer in the development of miniature transducer and telecoil technology. Tibbetts' components can be found in hearing instruments of nearly all major manufacturers. Today Tibbetts also produces transducer and coil products that serve the implantable medical device, communications, law enforcement, and security industries worldwide.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology such as “may”, “will”, “believe”, “expect”, “should”, “optimistic” or “continue” or the negative thereof or other variations thereon are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934 as amended. These forward-looking statements include, without limitation, statements concerning the proposed acquisition and its benefits, future growth, future financial condition and performance, prospects, and the positioning of IntriCon to compete in chosen markets. These forward-looking statements are affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon's control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and factors include, without limitation, the risk that the planned acquisition may not close on the terms agreed upon or at all, risks related to the acquisition, including unanticipated liabilities and expenses, the risk that IntriCon may not be able to achieve its long-term strategy, weakening demand for products of the company due to general economic conditions, possible non-performance of developing technological products, the volume and timing of orders received by the company, changes in the mix of products sold, competitive pricing pressures, availability of electronic components for the company’s products, ability to create and market products in a timely manner, competition by competitors with more resources than the company, foreign currency risks arising from the company’s foreign operations and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2006. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At Padilla Speer Beardsley:
Scott Longval, CFO	Matt Sullivan/Marian Briggs
651-604-9526	612-455-1700
slongval@intricon.com	msullivan@psbpr.com / mbriggs@psbpr.com

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